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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

                                    ---------

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of WFS Receivables Corporation, WFS Financial 2002-4 Owner Trust, $1,350,000,000 Auto Receivables Backed Notes of our report dated February 4, 2002 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appears as an exhibit in Financial Security Assurance Holdings Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.


/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

New York, New York
November 1, 2002